UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 0934

                        Commission File Number 000-32295


                         Signature Horizons Group, Inc.
             (Exact name of registrant as specified in its charter)


 28248 North Tatum Blvd., Suite B-1-434, Cave Creek, AZ 85331, Ph: 602-300-0432
  (Address, Including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $.0001 par value
            (Title of each class of securities covered by this form)


                                 Not applicable
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains.)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend this duty to file reports:

                Rule 12g-4(a)(I)(i)  [X]     Rule 12g-3(b)(I)(i)  [ ]
                Rule 12g-4(a)(I)(ii) [ ]     Rule 12g-3(b)(I)(ii) [ ]
                Rule 12g-4(a)(2)(i)  [ ]     Rule 12g-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(ii) [ ]     Rule 12g-3(b)(2)(ii) [ ]
                                             Rule 15d-6 [ ]

Approximate number of holders of record as of the certification or notice date:
120

Pursuant to the requirements of the Securities Exchange Act of 1934 Signature Horizons Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 14, 2008                          By: /s/ Anthony Tellez
                                                  ------------------------------
                                                  Anthony Tellez, President